EXHIBIT 10.13

MANAGER AND CHIEF EXECUTIVE OFFICER SERVICES AGREEMENT

THIS MANAGER AND CHIEF EXECUTIVE OFFICER SERVICES AGREEMENT (the “Agreement”), is entered into and effective as of April 15, 2022 (the “Effective Date”), by and between Regnum Corp., a Nevada corporation (the “Company”), and Anne Kirby (“Manager”) (collectively, the “Parties”).

WHEREAS, the Company desires that Manager serve as Chief Executive Officer of the Company and Manager desires to serve as Chief Executive Officer (“CEO”) of the Company;

WHEREAS, the Company also desires that Manager serve as a member of the Board of Directors of the Company (the “Board”), and Manager desires to serve as a member of the Board; and

WHEREAS, the Parties acknowledge and agree that this Agreement is intended to memorialize the terms and conditions of a prior agreement and understanding between the Parties as of September 1, 2021 (the “Reference Date”) with respect to the subject matter hereof and the rights and obligations of the Parties described herein, and that any and all acts or omissions taken by either Party in accordance with the terms hereof since the Reference Date shall be deemed to have been taken in accordance with, and authorized pursuant to, this Agreement, with the same force and effect as if such acts or omissions were taken following the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties expressly agree to the terms and conditions contained in this Agreement.

1. POSITION AND SERVICES OF MANAGER

1.1 Position / Services

(a) In her role as CEO, Manager shall report directly to the Board, shall have the duties, authority and responsibilities customarily held by a person holding the position of Chief Executive Officer in companies engaged in business similar to the Company’s business, and shall render such other services as may reasonably be assigned to her from time to time by the Board (the “CEO Duties”). During Manager’s period of employment under this Agreement in her capacity as CEO (the “CEO Term”), Manager agrees that she shall faithfully and to the best of her ability perform all of the CEO Duties that may be required of her pursuant to the terms of this Agreement.

(b) In her role as a member of the Board of Directors, Manager shall have the responsibilities and competencies (collectively, the “Board Services”) as set forth, from time to time, by the Board, applicable law, the Company’s By-Laws, as may be amended from time to time (the “Bylaws”) and such other rules and regulations applicable to members of the Board, which rules and regulations have been made available in writing to Manager (together, the “Applicable Rules”).

(c) It is understood that Manager may be asked by the Board to serve on one or more Board committees during her tenure on the Board.

1.2 Availability

(a) Manager, in her capacity as CEO, shall devote substantially all of her business time and attention to the performance of the CEO Duties, which shall include the extent to which she is supporting affiliates.

(b) Manager, in her capacity as member of the Board, shall be available for the time necessary to perform the Board Services. In particular, Manager will use reasonable efforts to duly prepare for and attend all meetings of the Board and of the committees of which she is a member.

(c) Manager acknowledges that she may be required (and as permitted by applicable law and prudent safety measures due to the ongoing COVID-19 pandemic) to attend physical Board and committee meetings, the date, time and place of which shall be determined by the Board, and that other meetings will be held via telephone or video conference potentially at any day and time, inter alia, because of the different time zones in which the various managers and committee members are resident.

1.3 Duty of Care and Loyalty

(a) Manager shall carefully perform the duties assigned to her by the Applicable Rules, implement any decision from the Board and pursue and protect the interests of the Company and its subsidiaries, if any, in accordance with applicable law and customary standards for Manager’s role and duties. Manager’s fiduciary duties shall be consistent with those set forth in the Company’s Bylaws (or similar documents then in effect).

(b) Manager further undertakes not to compete with the Company or any of the Company’s affiliates (collectively, the “Company Group”) for the duration of Manager’s tenure on the Board. For the purposes of this Agreement, to “compete” means to become an officer, employee, agent, partner, manager, director or substantial stockholder of, or consultant to, any business that is in competition with the businesses engaged in by the Company Group, whether or not for compensation, and also includes establishing any business in which Manager or persons under Manager’s direct or indirect supervision engage in competition with the businesses engaged in by the Company Group; provided, however, that for the avoidance of doubt, nothing in this Agreement shall (i) prohibit or limit Manager’s ability to be a member of the board of directors or similar governing body of a public company, so long as the business of such public company is not in competition with the businesses engaged in by the Company Group, and so long as Manager seeks and obtains the prior written approval of the Company’s Board; and (ii) prevent Manager from owning, as a passive investor, publicly-traded securities of any corporation that competes with the Company Group so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class of outstanding securities of such corporation.

1.4 Confidentiality

(a) During Manager’s tenure on the Board and as CEO and thereafter, Manager agrees to take all reasonable steps necessary to protect the Company’s Confidential Information (as defined below) from disclosure to third parties; provided, however, that the Manager may make use of or disclose, as appropriate, the Confidential Information (i) for the purpose of performing Manager’s duties and obligations to the Company both in her capacity as Manager and in her capacity as CEO, and (ii) for the benefit of the Company as part of the solicitation of existing or prospective customers, partners or other legitimate business relationships. Except as provided herein and below concerning permitted disclosures, Manager is expressly prohibited from disclosing Confidential Information to a third party without the prior written consent of the Company. Manager agrees not to use any Confidential Information for her own benefit or for the benefit of anyone other than the Company Group.

(b) “Confidential Information” means any confidential and proprietary information concerning the Company that is furnished directly or indirectly to Manager in the course of Manager’s performance of the Board Services or CEO Duties, and includes, but is not limited to, technical and business information relating to the Company’s products, services, assets, intellectual property, research and development, clinical trial data, know-how, production, costs, processes, profit or margin information, finances, clients, marketing, future business plans, any products or services in development known presently or in the future, and all other non-public information of the Company. Confidential Information may also include proprietary or confidential information of another party that the Company provides to Manager and that the Company is under an obligation to keep confidential, provided that (i) Company has advised Manager of such confidentiality obligation, or (ii) the confidential nature of such information is readily apparent.

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(c) Confidential Information shall not include (i) information that was or becomes generally available to the public (other than as a result of a breach by Manager of this Agreement or a violation by Manager of any other non-use or confidentiality obligation to the Company), (ii) information rightfully received on a non-confidential basis from a third party by Manager, provided that such third party is not bound by a confidentiality obligation to the Company, or (iii) information known to Manager prior to its receipt from the Company, provided that such information is not subject to another confidentiality agreement or other obligation of confidentiality to the Company.

(d) Manager acknowledges that the unauthorized use or disclosure of Confidential Information will cause irreparable harm and significant commercial damages to the Company, the extent of which will be impossible to measure in money. Therefore, if the Company should institute any action or bring any proceeding under this Agreement, Manager acknowledges and agrees that the Company shall be entitled to an injunction and/or other appropriate equitable remedies as determined by the court.

(e) All Confidential Information remains the property of the Company, and no license or other rights in the Confidential Information is granted hereby. Further, upon the Company’s written or oral request, Manager agrees immediately to return to the Company all Confidential Information, including but not limited to all computer programs, documentation, data, notes, plans, drawings, and copies thereof; provided that Manager may retain one copy for the sole purpose of demonstrating compliance with this Agreement.

(f) Nothing in this Agreement shall prohibit or restrict Manager from (i) discussing the terms, payments from, and working conditions at the Company, as protected by applicable law; (ii) testifying pursuant to any lawful court order or valid subpoena; (iii) otherwise responding to valid legal process or authority or providing disclosures as required by law; provided that, in such event, Manager shall, to the extent permitted by law, cooperate with the Company in attempting to maintain the confidentiality of its Confidential Information at Company’s sole expense; or (iv) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body or any self-regulatory organization (collectively, the “Regulators”); provided that Manager shall notify the Company promptly in order to permit the Company to object and/or seek injunctive relief.

(g) Notwithstanding the foregoing, nothing in this Agreement shall prohibit Manager from disclosing any trade secret: (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, Manager will not be deemed to be in violation of this Agreement if Manager files a lawsuit for retaliation for reporting a suspected violation of law, discloses the trade secret to her attorneys, and uses the trade secret information in the court proceeding, provided that Manager: (x) files any document containing the trade secret under seal; and (y) does not publicly disclose the trade secret, except pursuant to a valid court order.

(h) For the avoidance of doubt, nothing in this Agreement shall be construed to in any way limit Manager’s obligations, or the Company’s remedies, pursuant to the Employee Non- Disclosure, Non-Compete & Invention Assignment Agreement executed by Manager in connection with her role as CEO, which agreement remains in full force and effect.

1.5 CEO Rights and Obligations

(a) For the avoidance of doubt, nothing in this Agreement shall be construed to limit or affect the terms of the Letter Agreement, or the terms of the Shared Services Agreement, dated as of January 1, 2020, as amended, by and between Phoenixus AG and members of the Phoenixus Group (as defined therein) (the “SSA”), or any management and business consulting agreement entered into by and between the Company and Vyera Pharmaceuticals, LLC (the “Management and Business Consulting Agreement”, and with the SSA, the “Management Agreements”) pursuant to which Manager would provide certain services to Vyera Pharmaceuticals, LLC or any other member of the Company Group.

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(b) Compensation and Related Matters Related to CEO Term.

i Base Salary. During the CEO Term, the Company shall pay to Manager a base salary of $350,000 annually (the “Base Salary”), less such deductions as are required by law or that Manager may elect in accordance with Company policy and procedure, payable in equal periodic installments in accordance with Company’s customary payroll practices. The Base Salary shall be prorated for any partial month of employment. For the avoidance of doubt, the Base Salary is: (a) in addition to, and not included with, any remuneration paid to Manager in her capacity as a board member of the Company pursuant to Section 2.1 of this Agreement and (b) includes all remuneration for services provided in transition or otherwise to affiliates which services may be charged to any such affiliates by the Company.

ii Bonuses. During the CEO Term, Manager shall be eligible for a target bonus for services provided to the Company and its affiliates in aggregate of forty percent (40%) of Base Salary for 2022 (which shall be prorated) and thereafter, which bonus shall be paid annually for 2022 and thereafter, each contingent upon individual and Company performance. In the event of Termination by the Company pursuant to Section 1.5(c), the Company shall pay any bonus prorated for the period that includes the month of termination, within thirty (30) days of the date of such termination.

iii Other Benefits. During the CEO Term, Manager shall be entitled to participate in such employee benefit plans and other programs as may be approved from time to time by the Company for the benefit of its executives, except any such plan or program with respect to which Manager voluntarily executes a legally effective waiver, including, to the extent adopted, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, pension plans, 401(k) matching programs, retirement, disability, dental, vision, group healthcare coverage, group sickness, accident or family health insurance programs of the Company, subject, in each case, to the terms of each such program. Nothing herein shall affect the Company’s right to amend, modify, or terminate any employee benefit plan at any time for any reason.

iv Stock Options. At such time as the Company adopts an equity plan that permits equity grants to employees (the “Company Option Plan”), and subject to the approval of the Board or, if different, the administrator of the Company Option Plan, Manager shall be eligible to receive a grant of non-qualified stock options to purchase ordinary shares of the Company under the terms of, and subject to the conditions set forth in, the Company Option Plan, which terms will be no less favorable than the terms of any grants made to similarly situated employees of the Company.

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v Future Position. The Parties anticipate that a new Chief Executive Officer will ultimately be hired to replace Manager in that role. At that time, the Parties anticipate that Manager will enter into a subsequent agreement or understanding with the Company that will permit Manager to serve as the Company’s Executive Vice President, Commercial & Operations (or such other role with similar duties and compensation), on such terms as may be agreed between Manager and the Company, but consistent with the terms applicable to her prior employment with Vyera Pharmaceuticals, LLC (the “Future Position”). In the event that Manager (a) is not offered the Future Position, or (b) is terminated by the Company without Cause either prior to or within six (6) months of the hiring of a new Chief Executive Officer, and is not offered by another entity within the Company Group a role that is comparable in duties and compensation to the Future Position, then Manager will be entitled to a severance payment by the Company equivalent to twelve (12) weeks of the Base Salary plus prorated bonus for such period, payable in a lump sum within thirty (30) days following Manager’s execution of the Company’s form of separation agreement and general release. For purposes of this Section 1.5(b)(v), “Cause” shall consist of any of the following, as determined by the Board in good faith: (I) Manager’s willful commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to the Company or its stockholders; (II) gross negligence or willful misconduct in the performance of Manager’s duties; (III) Manager’s willful and material violation of (x) any law, rule or regulation with respect to the operation of the Company or (y) the order of any court or supervising governmental agency with jurisdiction over the affairs of the Company or the Company Group with respect to the operation of the Company; (IV) Manager’s willful and material violation of any material provision of this Agreement, including without limitation material violation of Sections 1.3, 1.4, or 3; (V) Manager’s conviction or plea of nolo contendere (or its equivalent) with respect to a felony or any other crime involving dishonesty or moral turpitude; (VI) Manager’s abuse of illegal drugs or other controlled substances or habitual intoxication; (VII) willful and material violation by Manager of the Company’s published business conduct guidelines, code of ethics, conflict of interest or other similar policies; or (VIII) Manager becoming subject to any disciplinary charges by any regulatory agency having jurisdiction over the Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC)).

vi No Other Benefits. Except as otherwise expressly provided herein, Manager shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the termination of the CEO Term and all of Manager’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the date of termination shall cease and be forfeited upon such termination or expiration of the CEO Term, other than those expressly required under applicable law (such as COBRA or unemployment insurance benefits).

(c) Termination.

i Termination by the Company The Company may terminate the CEO Term and Manager’s employment with the Company as CEO by giving Manager not less than thirty (30) days’ prior written notice.

ii Termination by Manager. Manager may terminate the CEO Term and her employment with the Company as CEO by giving Company not less than thirty (30) days’ prior written notice.

iii Death or Disability. The CEO Term and Manager’s employment hereunder shall terminate immediately upon her death or Disability. “Disability” means that Manager has been unable to perform her normal and customary duties hereunder as CEO as a result of physical or mental incapacity, illness or disability, for a period of ninety (90) days in any period of twelve calendar months; provided that Company-approved leave due to pregnancy and childbirth shall not be considered a Disability.

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(d) Work Product

i Manager agrees that, except as provided in Section 1.5(d)(ii), all intellectual property, including but not limited to all deliverables, writings, documents, data, video recordings, audio recordings, electronic recordings, and other materials that Manager makes (or participates in making), conceives, discovers or develops at any time as a result of or in connection with Manager’s performance of the Board Services, CEO Duties or incorporating any Confidential Information received by Manager pursuant to this Agreement, in any and all media or forms of expression, together with any associated improvements, technology, designs, ideas, processes, techniques, know-how and data, whether or not patentable, patents, copyrights, trademarks and trade secrets (collectively, the “Work Product”) shall be the sole and exclusive property of the Company. If by operation of law or any other reason any of the Work Product, including all related intellectual property rights, is not deemed to be a work for hire or is not otherwise owned in its entirety by the Company automatically upon creation thereof, then Manager hereby assigns to the Company, without additional consideration, all right, title, and interest in and to such Work Product, including all related intellectual property rights. To the extent, if any, that this Section 1.5 does not provide the Company with full ownership, right, title, and interest throughout the world in and to the Work Product, Manager irrevocably agrees to grant, and does hereby grant, the Company an exclusive, perpetual, irrevocable, transferable, unlimited, fully paid-up, royalty-free, worldwide license to make, have made, use, reproduce, market, modify, make derivative works from, publicly perform, publicly display, offer to sell, sell or otherwise exploit such Work Product, with the right to sublicense each and every such right. To the extent Manager’s moral rights, if any, in the Work Product cannot be assigned, Manager hereby waives, to the fullest extent permitted by law in any jurisdiction where moral rights exist, any and all moral rights that Manager may have in any Work Product and consents to any action of the Company that would violate such moral rights in the absence of such consent.

ii Manager shall retain her intellectual property rights incorporated into the Work Product solely and only to the extent such intellectual property rights were (i) developed by Manager prior to developing the Work Product, (ii) conceived and reduced to practice by Manager entirely on Manager’s own time without using equipment, supplies, facilities, trade secrets or Confidential Information of the Company, or (iii) licensed to Manager by a third party (collectively, the “Manager IP”). Prior to incorporating any Manager IP into any Work Product, Manager must disclose any such Manager IP to the Company, in writing; failure to provide such disclosure shall result in such Manager IP being deemed Work Product. Manager further agrees that if, in the course of performing the Board Services or CEO Duties, Manager incorporates any Manager IP into any Work Product, Manager hereby grants the Company a nonexclusive, fully paid up, royalty-free, perpetual, irrevocable, worldwide, sublicensable, transferable license under all of Manager’s intellectual property rights in and to any such Manager IP incorporated into Work Product.

iii As part of the Board Services and CEO Duties, without additional consideration, Manager irrevocably grants the Company, its representatives, designees, licensees, agents, successors, and assigns the right, but not the obligation, to photograph, film, record, and broadcast such photograph, film or recording of, Manager, alone or together with others, during the Board Services and/or the CEO Term, to exclusively own such recordings and broadcasts, and to use and profit from such recordings and broadcasts, and Manager’s name, voice, photograph, actual or simulated likeness, image and biographical material, throughout the universe and in perpetuity, in any manner or media whatsoever (whether now or hereafter known or devised), in connection with the Company’s business activities and the business activities of the Company’s licensees and designees (including, without limitation, any institutional or trade advertising, documentaries, featurettes, publications, commercial tie-ins, or promotional films or clips).

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2. DUTIES OF THE COMPANY WITH RESPECT TO ROLE AS MEMBER OF BOARD OF MANAGERS

2.1 Compensation

(a) As from the Effective Date, the Manager shall be entitled to the following compensation for the Board Services (the “Compensation”):

i gross annual compensation of $45,000 for her service as member of the Board of the Company; and

ii gross annual compensation of $10,000 for her service on each committee of the Board to which she is appointed by the Board (if any) payable in quarterly installments (payment in advance of annual compensation for service as a Director, and, if applicable, as a committee member; payment in arrears of Board meeting fees) and subject to deductions as per this Agreement. Payments shall be made for so long as the Manager remains a member of the Board and/or the respective committee, as applicable. In case the Manager resigns from the Board and/or the respective committee, is not reelected to the Board and/or the respective committee, or is removed from the Board and/or the respective committee before expiry of the respective quarter, his/her gross annual compensations (as referred to under Clauses 2.1 (a).i. and ii. above) are calculated on a pro rata temporis-basis and she is obligated to reimburse the Company any excess amount paid by the Company in advance.

2.2 Expenses

Manager (in her capacity as such and in her capacity as CEO) shall be reimbursed for her reasonable and documented out-of-pocket and travelling expenses incurred in carrying out her duties under this Agreement. Any request for reimbursement shall be supported by the appropriate receipts or other reasonable evidence and shall be subject to the Company’s expense reimbursement policy, if applicable.

2.3 Information Duties

Manager shall inform the Company and its Board in advance of entering into this Agreement, of all other business activities and/or employment relationships and, thereafter, prior to commencing any other business activities and/or employment relationships, to the extent any such business activities and/or employment relationships are not expressly contemplated by or permitted under this Agreement.

2.4 D&O Insurance

Manager, in her capacity as Director and in her capacity as CEO of the Company, will be insured against director’s and officer’s liability in accordance with the terms   and conditions of any D&O Insurance that the Company has in effect from time to time.

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2.5 Indemnification

(a) In the event the Manager was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Manager to the fullest extent permitted by law as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company, against any and all properly documented Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of such Claim actually and reasonably incurred by or on behalf of the Manager in connection with such Claim and any federal, state, local or foreign taxes imposed on the Manager as a result of the actual or deemed receipt of any payments under this Agreement. If requested by Manager, the Company shall advance all Expenses incurred by or on behalf of Manager in connection with any Claim, including a Claim by or in the right of Manager (except with respect to any Claim described in Section 2.5(b) below, for which no advances of Expenses shall be made), in which Manager is involved by reason of Manager’s status as a Manager or officer of the Company within ten (10) business days after the receipt by the Company of a written statement from Manager requesting such advance or advances from time to time, whether prior to or after final disposition of such Claim. Manager hereby undertakes to repay any and all of the amount of Expenses paid to Manager if it is finally determined by a court of competent jurisdiction that Manager is not entitled under this Agreement to indemnification with respect to such Expenses. This undertaking is an unlimited general obligation of Manager. The Company’s obligations under this section shall be in addition to, and not in derogation of, any rights Manager may have against the Company to indemnification, whether by statute, contract or otherwise, and Company’s obligation pursuant to this Section 2.5(a) shall apply to Indemnifiable Events that occurred during the period in which Manager was performing CEO Duties and/or Board Services regardless of the Manager’s employment status at the time a Claim is brought forward.

(b) Notwithstanding anything in this Agreement to the contrary, Manager shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim (i) initiated by Manager against the Company or any manager or officer of the Company unless the Company has joined in or consented to the initiation of such Claim; or (ii) made on account of Manager’s conduct which constitutes a breach of the Manager’s duty of loyalty to the Company or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

(c) A “Claim” is any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any inquiry, hearing or investigation whether conducted by the Company or any other party, whether civil, criminal, administrative, investigative or other.

(d) “Expenses” include reasonable attorneys’ fees and all other reasonably necessary costs, fees, expenses and obligations of any nature whatsoever paid or incurred in connection with investigating, defending, being a witness in or participating in (including appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

(e) An “Indemnifiable Event” is any event or occurrence (whether before or after the date hereof) related to the fact that the Manager is or was a manager, officer, employee, director, consultant, agent or fiduciary of or to the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a manager, director, manager, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the Manager in any such capacity.

3. MANAGER’S REPRESENTATION

Manager represents and warrants that (i) she has the right, power, and authority to enter into this Agreement and to perform his/her obligations hereunder, (ii) the Board Services and CEO Duties performed by Manager hereunder will be of professional quality, consistent with generally accepted industry standards and expectations for work of a similar nature and (iii) Manager shall not knowingly fail to comply with all existing and future laws, rules, and regulations relating to or affecting this Agreement or the work to be performed by Manager hereunder.

4. EFFECTIVE DATE, TERM AND TERMINATION

(a) The term of this Agreement shall commence on the Effective Date, and shall continue, with respect to the Board Services, for so long as Manager is a member of the Board, consistent with the terms of the Company’s Bylaws. For the avoidance of doubt, termination of Manager’s role as CEO shall not automatically terminate her role as a member of the Board.

(b) Manager is aware that pursuant to the Bylaws of the Company, any manager may at any time be removed from office by a vote of shareholders of the Company or a vote of a majority of the Board. The Manager acknowledges that all entitlement to compensation under this Agreement for the Board Services ceases upon termination of membership on the Company’s Board. For the avoidance of doubt, in the event of such a termination, Manager shall be entitled to compensation under this Agreement until the date of her removal from office on a pro-rated basis.

(c) Termination with respect to Manager’s duties and role as CEO is set forth in Section 1.5.

5. MISCELLANEOUS

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5.1 Severability

If any of the provisions or clauses of this Agreement shall be or become void or be held invalid, all other provisions shall remain in full force and effect. The Parties shall agree upon other provisions, valid in form and substance, in order to replace the void or invalid provisions and accomplish as nearly as possible the purpose and intent of the void or invalid provisions.

5.2 Entire Agreement and Amendments

Except as explicitly set forth herein, this Agreement, the Letter Agreement and the Management Agreements constitute the entire understanding between Manager and the Company relating to the subject matter herein contained. Any changes, additions or amendments (including the waiver of this provision) shall be mutually agreed in writing.

5.3 Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4 Survival

Certain sections of this Agreement shall survive termination of this Agreement as follows: Section 1.4 (Confidentiality) shall survive in perpetuity following termination of this Agreement, Sections 1.5(d) (Work Product) and 3 (Manager’s Representation) shall survive for five (5) years following termination of this Agreement, and Section 2.6 (Indemnification) shall survive for five (5) years following termination of this Agreement with respect to any Indemnifiable Event.

5.5 Governing Law

This Agreement, and all disputes arising out of or relating to this Agreement, shall be governed by and be construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts or choice of laws, regardless of the place of execution or performance of this Agreement.

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5.6 Arbitration

Arbitration under this Agreement is governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) (“FAA”). This Agreement applies to Manager and the Company and survives the termination of Manager’s employment with the Company. Manager and the Company agree that any dispute or controversy, regardless of its date of accrual, covered by this Agreement or arising out of, relating to, or concerning the interpretation, construction, performance, validity, enforceability or breach of this Agreement, including any claim or dispute related to Manager’s employment, the CEO Duties, or the Board Services, shall be settled solely and exclusively by binding arbitration in New York, New York administered by JAMS. Such arbitration shall be conducted in accordance with the then prevailing JAMS Employment Arbitration Rules & Procedures, with the following exceptions to such rules if in conflict: one arbitrator shall be randomly chosen by JAMS.

Except as it otherwise provides, this Agreement also applies, without limitation, to disputes arising out of or related to the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, discrimination or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act (except for claims for employee benefits under any benefit plan sponsored by the Company and (a) covered by the Employee Retirement Income Security Act of 1974 or (b) funded by insurance), Affordable Care Act, Genetic Information Non-Discrimination Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims.

This Agreement does not prevent Manager from filing a complaint or charge with the U.S. Department of Labor, Equal Employment Opportunity Commission or National Labor Relations Board or similar government agency. Disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Agreement. The Company shall be fully responsible for and pay costs and expenses unique to arbitration, including without limitation the arbitrator’s fees and all JAMS fees. The arbitrator may award only those remedies that would have applied had the matter been heard in court. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with the law, including the statute at issue, and shall have no authority to add to, subtract from, or modify this Agreement. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

Nothing contained in this Agreement shall be construed to prevent or excuse Manager (either individually or in concert with others) or the Company from utilizing the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures. This Arbitration section is the full and complete agreement relating to the formal resolution of disputes covered by this Agreement.

The request for arbitration must be made within the time provided by the applicable statute of limitations.

The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action to seek injunctive relief as provided in Section 1.4.

IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE OR IF THE PARTIES ARE SEEKING INJUNCTIVE OR EQUITABLE RELIEF AS PROVIDED ABOVE, THEN EACH PARTY, SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK AND EACH PARTY HERETO AGREES NOT TO INSTITUTE ANY SUCH ACTION OR PROCEEDING IN ANY OTHER COURT IN ANY OTHER JURISDICTION. EACH PARTY EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION IN THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, OR TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE COURTS REFERRED TO IN THIS SECTION.

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5.7 Notices

All notices and other communications under this Agreement must be in writing and will be deemed given if delivered personally, faxed, sent by internationally recognized overnight courier, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by electronic mail (without a failed transmission response) to the Parties at the following addresses (or at such other address for a Party as such Party specifies by like notice):

If to the Company:

Regnum Corp.

600 Third Avenue, 19th Floor

New York, NY 10016

Attention: Legal

If to the Manager:

Anne K. Kirby

829 Burlington Avenue N

St. Petersburg, FL 33701

All such notices, consents, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received: (i) if by personal delivery, on the day delivered; (ii) if by certified or registered mail, on the earlier of the date of receipt and the third business day after the mailing thereof; (iii) if by next-day or overnight mail or delivery service such as Federal Express or UPS, on the day delivered; or (iv) if by fax or electronic mail, on the day on which such fax or electronic mail was sent, provided that a copy is also sent by certified or registered mail or by next-day or overnight mail or delivery service such as Federal Express or UPS.

5.8 Further Assurances

The Company and Manager shall each take all actions as may be reasonably necessary or appropriate in furtherance of their respective obligations and covenants set forth in this Agreement, including, without limitation, executing and delivering such additional agreements, certificates, instruments and other documents as may be deemed necessary or appropriate.

5.9 Assignment

This Agreement will be binding upon, enforceable by and inure solely to the benefit of, the Parties and their respective permitted successors and assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall not be assigned by any Party hereto without the prior written consent of the non-assigning Party. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to or will confer upon any person, other than the Parties to this Agreement and their respective heirs, successors, and assigns (, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.10 Section 409A

(a) It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder as in effect from time to time (“Section 409A”), and all provisions of this Agreement, including any ambiguities herein, shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) With respect to any payment under this Agreement that constitutes “nonqualified deferred compensation” under Section 409A, any such payment that is to be made upon a termination of Manager’s employment, to the extent necessary to avoid the imposition of taxes under Section 409A, shall be made only upon the Manager’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or subsequent to the termination of the Manager’s service relationship. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) If at the time of Manager’s separation from service (within the meaning of Section 409A), (i) Manager shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Manager shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.

(d) For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e) Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Manager under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Manager under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Manager as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

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[Signature page follows]

                IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the dates below, to be effective as of the Effective Date specified herein.

MANAGER: By:____________________________ Name: __________________________	COMPANY: By:____________________________ Name: __________________________

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